UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 29, 2015 (September 24, 2015)

(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Radnor Corporate Center, Suite 200
100 Matsonford Road, Radnor, Pennsylvania		19087
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously reported, on July 30, 2014, Penn Virginia Corporation (the “Company”), through its indirect wholly owned subsidiary, Penn Virginia Oil & Gas, L.P. (“PVOG”), entered into a Construction and Field Gathering Agreement (the “Original Gathering Agreement”) with Republic Midstream, LLC (“Republic”). Pursuant to the Original Gathering Agreement, Republic agreed to construct, own and operate a crude oil gathering system (the “Gathering System”) in portions of Fayette, Gonzales and Lavaca Counties, Texas (the “Area”). PVOG agreed to dedicate to the Gathering System, and Republic agreed to receive and gather, all of PVOG’s crude oil production in the Area. PVOG’s crude oil would be delivered to a central delivery point in Lavaca County, Texas (the “CDP”) to be constructed, owned and operated by Republic. Republic would provide storage, batching and blending services to PVOG at the CDP.

Pursuant to the Original Agreement, PVOG agreed to pay Republic a tiered gathering fee based on the volume of crude oil delivered to the Gathering System. The gathering fee ranged from $1.00 to $2.00 per barrel. PVOG committed to deliver or pay for a minimum of 15,000 barrels per day of crude oil for 10 years. The term of the Gathering Agreement was 25 years, and the Gathering System is expected to be operational by mid-2015.

On September 24, 2015, PVOG and Republic entered into an Amended and Restated Construction and Field Gathering Agreement (the “Amended Gathering Agreement”) replacing the Original Gathering Agreement. The Amended Gathering Agreement (i) reduces the number of wells that are initially required to be connected to the Gathering System, (ii) decreases the top gathering fee from $2.00 to $1.75 per barrel and (iii) requires Republic to truck volumes from wells not connected to the Gathering System that were originally required to be connected to the Gathering System.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2015

Penn Virginia Corporation

By:	/S/ NANCY M. SNYDER
Name:	Nancy M. Snyder
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary